Exhibit 99.1

Next, Inc. Announces Second Quarter Revenue Increase of 136%

Over Same Period Last Year!

CHATTANOOGA, Tenn.—(BUSINESS WIRE)—July 14, 2003—Next Inc. (OTCBB:NXTI—News) announces their financial results for the fiscal quarter and six months ended May 31, 2003.

Next, Inc. reports revenues of $5,131,944 for the fiscal quarter ended May 31, 2003, an increase of 136%, compared to $2,177,383 for 2002. Gross profit increased by 160% to $1,425,655 (27.8% of sales) in 2003 compared to $547,298 (25.1% of sales) in 2002. Next had operating income of $360,583 in 2003 compared to $84,922 in 2002. The Company reports net income of $143,398 and earnings per share of $0.01 for the quarter ended May 31, 2003 compared to a loss of ($714) for the quarter-ended May 31, 2002.

Next, Inc. reports revenues of $8,837,254 for the six months ended May 31, 2003, an increase of 112%, compared to $4,160,427 for 2002. Gross profit increased by 152% to $2,628,427 (29.7% of sales) in 2003 compared to $1,041,797 (25% of sales) in 2002. Next had operating income of $417,250 in 2003 compared to a loss of ($266,334) in 2002. The Company reports net income of $110,261 and earnings per share of $0.01 for the six months ended May 31, 2003 compared to a loss of ($220,227) for the same period in 2002.

Mr. Dan Cooke, Chairman of the Board and CEO, stated, “The positive second quarter results are representative of the significant planning and efforts taken by the Company’s management to enhance the Company’s revenue base and increase shareholder value. During the remaining fiscal 2003, we expect the Company to continue its internal growth trend, report positive net income and further expand through acquisitions, such as the Lil Fan acquisition. We believe that the Company is positioned to show significant shareholder value to its investors.”

The information provided for in this Press Release contains forward looking statements and information with respect to plans, projections or future performance of the Company, the occurrence of which involves risks and uncertainties that could cause the Company’s actual results to differ materially from expected results. Such risks include the timing of implementation and the scope of success of the program described herein. These risks and uncertainties include, but are not limited to those relating to the Company’s growth strategy, customer concentration, seasonality, expansion and other activities of competitors, and the general conditions of the economy and its effects on the securities markets and other risks detailed in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date the statements were made. The Company’s actual results could differ significantly from those discussed or implied herein.